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                                    Exhibit 5

                      OPINION OF PRESTON GATES & ELLIS LLP

November 6, 1997

Western Wireless Corporation
2001 NW Sammamish Road
Issaquah, Washington, 98027

     Re:  Registration Statement on Form S-3

Ladies and Gentleman:

         In connection with the registration of 1,600,000 shares of Class A Common Stock, no par value per share (the "Class A Common Shares"), of Western Wireless Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Class A Common Shares by certain selling shareholders named in the Registration Statement, we have examined such documents, records and matters of law as we have considered relevant.

        Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that the Class A Common Shares being registered are legally issued, fully paid, and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    PRESTON GATES & ELLIS LLP



                                    By /s/ G. SCOTT GREENBURG
                                       -----------------------------------------
                                       G. Scott Greenburg